EXHIBIT 5.1

TroyGould PC

1801 Century Park East, 16th Floor

Los Angeles, California 90067

April 22, 2015

Lion Biotechnologies, Inc.

21900 Burbank Boulevard, Third Floor

Woodland Hills, California 91367

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the resale by the selling stockholders named therein of an aggregate of up to 9,586,879 currently issued and outstanding shares (the “Shares”) of common stock, par value $0.000041666 per share of Lion Biotechnologies, Inc., a Nevada corporation (the “Company”). This opinion letter is furnished to you at your request and in connection with the requirements of Item 601(b)(5) of Regulation S-K.

As counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the general corporation law of the State of Nevada as set forth in Chapter 78 of the Nevada Revised Statutes (the “NRS”), and we express no opinion with respect to any other laws.

Based upon and subject to the foregoing, we are of the opinion that the Shares were validly issued and are fully paid and nonassessable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ TROYGOULD PC